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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to the Securities Act of 1933, as amended, of our report dated May 26, 2010, except for the stock split paragraph of Note 1 and the subsequent events paragraphs for reincorporation, noncontrolling interest and credit agreement of Note 14, as to which the date is June 28, 2010, included in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-165988) and the related Prospectus of RealD Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Los Angeles, California
July 14, 2010

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm